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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                      First Robinson Financial Corporation
                 -----------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
           -----------------------------------------------------------
                         (Title of Class of Securities)


                                   336188-10-7
                            -------------------------
                                 (CUSIP Number)


                                December 31, 2001
              ----------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
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  CUSIP No. 336188-10-7                                   13G                         Page 2 of 5 Pages
-----------------------------------                                                 --------------------------


---------- -----------------------------------------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name:  Senco Construction, Inc.
---------- -----------------------------------------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                  (a)      [ ]
                                                                                  (b)      [X]
---------- -----------------------------------------------------------------------------------------------------------------

   3.      SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    Illinois
---------- -----------------------------------------------------------------------------------------------------------------
---------------------------------------- ------- ---------------------------------------------------------------------------

                                           5.    SOLE VOTING POWER
               NUMBER OF                              37,613
                SHARES
             BENEFICIALLY                ------- ---------------------------------------------------------------------------
               OWNED BY
                 EACH                      6.    SHARED VOTING POWER
               REPORTING                                0
                PERSON                   ------- ---------------------------------------------------------------------------
                 WITH
                                           7.    SOLE DISPOSITIVE POWER
                                                        37,613
                                         ------- ---------------------------------------------------------------------------

                                           8.    SHARED DISPOSITIVE POWER
                                                        0
---------------------------------------- ------- ---------------------------------------------------------------------------
---------- -----------------------------------------------------------------------------------------------------------------

   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           37,613
---------- -----------------------------------------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES
           |_|
---------- -----------------------------------------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.11 %
---------- -----------------------------------------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON
                                      CO
---------- -----------------------------------------------------------------------------------------------------------------
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  CUSIP No. 336188-10-7                 13G             Page 3 of 5 Pages
-----------------------------                         --------------------------


Note: The Reporting Person previously filed a Schedule 13D on January 17, 2001. Pursuant to the rules and regulations of the Securities and Exchange Commission, this Schedule 13G is deemed to amend the Reporting Person's previously filed
Schedule 13D.

Item 1(a)         Name of Issuer:   First Robinson Financial Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                                    501 E. Main Street
                                    Robinson, Illinois  62454

Item 2(a)         Name of Person Filing:
                                    Senco Construction, Inc.

         (b)      Address of Principal Business Office:
                                    Highway 33 East
                                    P.O. Box 651
                                    Robinson, Illinois 62454

         (c)      Citizenship:
                                    Illinois

         d)       Title of Class of Securities:

                                    Common Stock, par value $0.01 per share

         (e)      CUSIP Number:
                                    336188-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

                  (a)   [__]     Broker or dealer registered under Section 15 of
                                 the Exchange Act;

                  (b)   [__]     Bank as defined in Section 3(a)(6) of the
                                 Exchange Act;

                  (c)   [__]     Insurance company as defined in Section
                                 3(a)(19) of the Exchange Act;

                  (d)   [__]     Investment company registered under Section 8
                                 of the Investment Company Act;

                  (e)   [__]     An investment adviser in accordance with Rule
                                 13d-1(b)(1)(ii)(E);

                  (f)   [__]     An employee benefit plan or endowment fund in
                                 accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)   [__]     A parent holding company or control person in
                                 accordance with Rule 13d-1(b)(ii)(G);

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  CUSIP No. 336188-10-7                 13G             Page 4 of 5 Pages
-----------------------------                         --------------------------


                  (h)   [__]     A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act;

                  (i)   [__]     A church plan that is excluded from the
                                 definition of an investment company under
                                 Section 3(c)(14) of the Investment Company Act;

                  (j)   [__]     Group, in accordance with Rule
                                 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4   Ownership:


         (a)      Amount beneficially owned:

                  37,613

         (b)      Percent of Class:

                  7.11%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           37,613

                  (ii)     shared power to vote or to direct the vote:

                           none

                  (iii) sole power to dispose or to direct the disposition of:

                           37,613

                  (iv) shared power to dispose or to direct the disposition of:

                           none

                  **The Reporting Person, Senco Construction, Inc. ("Senco") is a closely held corporation jointly owned by Steven E. Neeley and Valerie J. Neeley. Steven E. Neeley is the President of Senco and Valerie J. Neeley is the Secretary/Treasurer of Senco.

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-----------------------------                         --------------------------

  CUSIP No. 336188-10-7                 13G             Page 5 of 5 Pages
-----------------------------                         --------------------------


Item 5   Ownership of Five Percent or Less of a Class:
                                    Not Applicable.

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                                    Not Applicable.

Item 8   Identification and Classification of Members of the Group:
                                    Not Applicable.

Item 9   Notice of Dissolution of Group:
                                    Not Applicable.

Item 10  Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 31st day of December  2001


Senco Construction, Inc.

By:   /s/ Steven E. Neeley
      -----------------------

Name:  Steven E. Neeley
       ----------------------

Title:  President
        ---------------------